CUSIP NO. 900111204	Schedule 13D/A

EXHIBIT 99.A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to Ordinary Shares, nominal value TRY 1.000 per share, of Turkcell Iletisim Hizmetleri A.S., and that this agreement be included as an Exhibit A to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Date: June 19, 2020	MEHMET EMIN KARAMEHMET

	By:	/s/ Mehmet Emin Karamehmet

Date: June 19, 2020	BUSELTEN FINANCE S.A.

	By:	/s/ Zekiye Boyali
	Name:	Zekiye Boyali
	Title:	Power of Attorney

Date: June 19, 2020	KARAMKO IMALAT ZIRAAT ENDUSTRI VE TICARET A.S.

	By:	/s/ Mehmet Emin Karamehmet
	Name:	Mehmet Emin Karamehmet
	Title:	Director

Date: June 19, 2020	CUKUROVA HOLDING A.S.

	By:	/s/ Fikri Şadi Gücüm
	Name:	Fikri Şadi Gücüm
	Title:	Director

	By:	/s/ Mehmet Ali Karamehmet
	Name:	Mehmet Ali Karamehmet
	Title:	Director

Date: June 19, 2020	CUKUROVA FINANCE INTERNATIONAL LIMITED

	By:	/s/ Hikmet Yasemin Cetinalp
	Name:	Hikmet Yasemin Cetinalp
	Title:	Sole Director